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                                                                      EXHIBIT 99

                                                      [LOGO OF ARTHUR ANDERSEN]

                                                Arthur Andersen LLP
March 28, 2002
                                                2100 One PPG Place
                                                Pittsburgh, PA 15222-5498

                                                Tel 412 232 0600

                                                www.andersen.com

To iGate Corporation

        We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

        This letter and its contents are intended solely for the internal use of iGate Corporation. However, iGate Corporation may reveal to third parties that it has received this letter and described its contents. This letter is not intended to be and should not be used by anyone other than iGate Corporation.

                                                         /s/ Arthur Andersen LLP